Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of June 25, 2022 by and among Barnes & Noble Education, Inc. (the “Company”) and the entities and natural person set forth in the signature pages hereto (collectively, “Outerbridge”) (each of the Company and Outerbridge, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, Outerbridge has a beneficial ownership interest in shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 5,132,753 shares, or approximately 9.9% of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, as of the date hereof, the Company and Outerbridge have determined to come to an agreement with respect to (i) the appointment and nomination of Rory Wallace (“Wallace”) for election to the Board of Directors of the Company (the “Board”) at the 2022 annual meeting of the stockholders of the Company (the “2022 Annual Meeting”), and (ii) certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Appointment, Nomination and Related Agreements.

(a)     Board Appointment; Nomination.

(i)     New Director.

(1)     The Company agrees that the Board will nominate Wallace for election to the Board at the 2022 Annual Meeting for a term expiring at the 2023 annual meeting of the stockholders of the Company (the “2023 Annual Meeting”); provided, however, that the Board shall take all necessary actions to appoint Wallace as a director of the Company on July 15, 2022, if on or before such date any incumbent director of the Company submits his or her irrevocable resignation to the Board, effective no later than July 15, 2022. The nomination or appointment of Wallace pursuant to the preceding sentence shall be subject to (x) Wallace submitting to the Company (and not withdrawing) (I) a fully completed copy of the Company’s standard director & officer questionnaire (the “D&O Questionnaire”) and (II) an executed letter in the form attached hereto as Exhibit A (the “Nominee Letter” and together with the D&O Questionnaire, the “Nomination Documents”), and (y) the Company having completed a customary background check of Wallace, in each case to the reasonable satisfaction of the Board, provided, however, that in the event that Wallace is not nominated by the Board for election at the 2022 Annual Meeting or otherwise appointed to the Board due to his failure to satisfy the criteria set forth in the preceding clauses (x) and (y), Outerbridge shall have the ability to recommend a substitute nominee in accordance with the applicable procedures under Section

1(a)(iv) for the selection of a Replacement Director (a “Substitute Nominee”); provided, further, that the Company acknowledges that it is currently not aware of any facts that would impede the appointment of Wallace to the Board. For purposes of this Agreement, Wallace (or any Substitute Nominee or Replacement Director (as defined below)) shall be deemed the “New Director” effective upon his appointment or election to the Board, as applicable.

(2)    The Company agrees to support the election of Wallace (or any Substitute Nominee or Replacement Director) at the 2022 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate.

(ii)    [Reserved.]

(iii)    2022 Annual Meeting. The Company agrees that it shall use its reasonable best efforts to hold the 2022 Annual Meeting no later than September 30, 2022; provided, however, that the Company shall reasonably consult with Outerbridge if the 2022 Annual Meeting is scheduled to be held after September 22, 2022.

(iv)    Replacement Director. During the Standstill Period (as defined below), if the New Director or any Replacement Director resigns as a director or is removed as a director after his or her appointment to the Board but prior to the expiration of the Standstill Period, and at such time Outerbridge beneficially owns in the aggregate at least 4.0% of the Company’s then outstanding shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), Outerbridge shall have the ability to recommend a substitute person in accordance with this Section 1(a)(iv) (any such replacement nominee shall be referred to as a “Replacement Director”). Any Replacement Director must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to New York Stock Exchange listing standards, and (C) have the relevant financial and business experience to be a director of the Company. The Corporate Governance and Nominating Committee shall make its determination and recommendation, acting in good faith, regarding whether such Replacement Director meets the foregoing criteria within five business days after (1) such nominee has submitted to the Company the Nomination Documents required for a New Director in Section 1(a)(i), (2) representatives of the Board have conducted customary interview(s) of such nominee and (3) the Company has completed a customary background check of such nominee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this section as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten business days after Outerbridge’s submission of such nominee. In the event the Corporate Governance and Nominating Committee does not accept a person recommended by Outerbridge as the Replacement Director, Outerbridge shall have the right to recommend an additional substitute person whose appointment shall be subject to the Corporate Governance and Nominating Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Replacement Director nominee by the Corporate Governance and Nominating Committee, the Board shall vote on the appointment of such Replacement Director to the Board no later than five business days after the Corporate Governance and Nominating Committee recommendation of such Replacement Director; provided, however, that if the Board does not elect such Replacement Director to the Board pursuant to this Section 1(a)(iv), the

Parties shall continue to follow the procedures of this Section 1(a)(iv) until a Replacement Director is elected to the Board. Upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. For purposes of this Agreement, the terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the U.S. Securities and Exchange Commission under the Exchange Act (as defined below).

(b)    Board Observer.

During the period commencing with the date of this Agreement through the earlier of (i) the date that Wallace is appointed to the Board and (ii) the 2022 Annual Meeting (the “Observer Period”), Wallace shall be an observer to the Board (the “Observer”) who shall receive copies of all documents distributed to the Board (or any committee thereof) during the Observer Period, including notice of all meetings of the Board (or any committee thereof), all written consents executed by the Board (or any committee thereof), all materials prepared for consideration at any meeting of the Board (or any committee thereof), and all minutes related to each meeting of the Board (or any committee thereof) contemporaneous with their distribution to the Board. The Observer shall be permitted to attend and reasonably participate, but not vote, at all meetings of the Board (or any committee thereof) during the Observer Period (whether such meetings are held in person, telephonically or otherwise). Notwithstanding the foregoing, the Company reserves the right to exclude the Observer from access to any material or meeting or portion thereof if, and only to the extent that, the Board determines reasonably and in good faith that such exclusion is necessary (including, without limitation, to preserve the attorney-client privilege, or avoid a conflict of interest). As a condition to serving as an Observer, the Observer shall deliver to the Company an executed confidentiality agreement in a form provided by the Company and to be agreed between the Parties.

(c)    Committee Appointments.

The Company agrees that the Board shall take all necessary actions to appoint Wallace to each of the Compensation Committee and Audit Committee of the Board no later than one business day following the appointment or election of Wallace to the Board, as applicable, subject to the continuing satisfaction of applicable independence standards.

(d)    Board Size.

During the period commencing with the conclusion of the 2022 Annual Meeting through the expiration of the Standstill Period, the Board shall take all necessary actions so that the size of the Board is no more than nine (9) directors, unless Outerbridge consents in writing to any proposal to increase the size of the Board.

(e)    CEO and Chair Separation.

Promptly following the execution of this Agreement, the Board shall take all necessary actions to separate the roles of Chief Executive Officer and Chairman and in connection with such separation, dissolve the position of Lead Independent Director. Effective immediately upon such separation, the Board shall take all necessary actions to appoint the current Lead Independent Director of the Board as of the date of this Agreement as Chairman of the Board.

(f)    Additional Agreements.

(i)    Outerbridge agrees that from the date hereof until the conclusion of the 2022 Annual Meeting, it shall not sell, assign or otherwise transfer, or agree to sell, assign or otherwise transfer, any Common Stock to any person or entity other than an Affiliate (so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement) if such action or actions, taken together with any other proposed actions, would result in Outerbridge beneficially owning, in the aggregate, less than 6.3% of the Company’s then outstanding Common Stock; provided, however, that the transfer restrictions contained in this Section 1(f)(i) shall automatically terminate if prior to the 2022 Annual Meeting the Company announces the execution of a definitive agreement to effect an Extraordinary Transaction (as defined below).

(ii)    Outerbridge agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

2.	Standstill Provisions.

(a)    Outerbridge agrees that, from the date of this Agreement until 12:01 a.m., Eastern time, on the Termination Date (the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i)    engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders and any exempt solicitation under Rule 14a-2(b)(1) under the Exchange Act), in each case, with respect to securities of the Company;

(ii)    form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the entities or persons identified on Exhibit B, but does not include any other entities or persons not identified on Exhibit B as of the date hereof) or otherwise support or participate in any effort by a Third Party with respect to the matters set forth herein; provided, however, that nothing herein shall limit the ability of an Affiliate of Outerbridge to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)    deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Outerbridge and otherwise in accordance with this Agreement;

(iv)    seek, or encourage any person or entity, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

(v)    (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Outerbridge and the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders;

(vi)    seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii)    other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Outerbridge to any person or entity not a party to this agreement (a “Third Party”) that would to Outerbridge’s knowledge (after due inquiry) result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time, other than Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or known plans to engage in activism, except in each case in a transaction approved by the Board;

(viii)    purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of any Voting Securities (as defined below), if in any such case, immediately after the taking of such action, Outerbridge would, in the aggregate, collectively beneficially own, or have an economic interest in, an amount that would equal or exceed 15% of the then outstanding shares of Common Stock;

(ix)    make any request for stocklist materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;

(x)    other than litigation by Outerbridge to enforce the provisions of this Agreement, institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions);

(xi)    seek to advise, encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or

(xii)    make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

For purposes of this Section 2(a), “Termination Date” shall mean the date that is five days prior to the last date pursuant to which stockholder nominations for director elections are permitted pursuant to the Company’s bylaws with respect to the 2023 Annual Meeting.

(b)    Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by the New Director of his fiduciary duties solely in his capacity as a director of the Company and in a manner consistent with his and Outerbridge’s obligations under this Agreement.

(c)    Nothing in Section 2(a) or otherwise in this Agreement shall prevent Outerbridge from making a public statement about how Outerbridge intends to vote and the reasons therefor with respect to any Extraordinary Transaction (as defined below) that has not been approved by the New Director at such time in his capacity as a director.

(d)    Until the end of the Standstill Period, Outerbridge and its Affiliates shall cause all Voting Securities owned by them directly or indirectly, whether owned of record or beneficially owned, as of the record date for any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent (each a “Stockholders Meeting”) within the Standstill Period, in each case that are entitled to vote at any such Stockholders Meeting, to be present for quorum purposes and to be voted, at all such Stockholders Meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at such Stockholders Meeting and (ii) in accordance with the recommendation of the Board on any other proposals or other business that comes before any Stockholder Meeting; provided, that with respect to any merger, acquisition, recapitalization, restructuring, financing, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company or its subsidiaries which requires a vote of the Company’s stockholders (each, an “Extraordinary Transaction”), but only if such Extraordinary Transaction has not been approved by the New Director at such time in his capacity as a director, Outerbridge shall have the right to vote any Voting Securities owned by them in their sole discretion. For purposes of this Section 2(d), the term “Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies.

3.	Representations and Warranties of the Company.

The Company represents and warrants to Outerbridge that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or agreement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of Outerbridge.

Outerbridge represents and warrants to the Company that (a) the authorized signatory of Outerbridge set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Outerbridge thereto, (b) this Agreement has been duly authorized, executed and delivered by Outerbridge, and is a valid and binding obligation of Outerbridge, enforceable against Outerbridge in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Outerbridge as currently in effect, (d) the execution, delivery and performance of this Agreement by Outerbridge does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Outerbridge, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Outerbridge beneficially owns in the aggregate 5,132,753 shares of Common Stock and (f) as of the date hereof, other than as disclosed herein or in the Press Release defined in Section 5 below, Outerbridge does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

5.	Press Release.

The Company and Outerbridge shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit C. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Outerbridge shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Outerbridge nor the New Director shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

6.	Specific Performance.

Each of Outerbridge, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Outerbridge, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.	Expenses.

All fees and expenses incurred in connection with this Agreement and the matters contemplated hereby shall be paid by the Party incurring such expenses; provided, however, that the Company shall reimburse Outerbridge for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with matters related to the 2022 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $35,000 in the aggregate.

8.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to the Company:

Barnes & Noble Education, Inc.

120 Mountain View Blvd.

Basking Ridge, NJ

Attention:     Michael C. Miller

Email:           mmiller@BNED.COM

With a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention:     Eduardo Gallardo

Email:           eduardogallardo@paulhastings.com

if to Outerbridge:

Outerbridge Capital Management, LLC

767 Third Avenue, 11th Floor

New York, New York 10017

Attention:     Rory Wallace

Email:           rory@outerbridgecapital.com

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:     Andrew M. Freedman

                     Meagan M. Reda

Email:          afreedman@olshanlaw.com

                      mreda@olshanlaw.com

10.	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Furthermore, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the Parties irrevocably waives the right to trial by jury and (d) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such Party’s principal place of business or as otherwise provided by applicable law.

11.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

12.	Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this section, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.

13.	Securities Laws.

Outerbridge acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

14.	Confidentiality.

Outerbridge acknowledges that all directors are (A) governed by all policies, procedures, codes, rules, standards and guidelines applicable to all members of the Board as set forth in the Nominee Letter and (B) required to keep confidential all Company confidential information and not disclose to any third parties any discussions, matters or materials considered in meetings of the Board or Board committees; provided, however, that Wallace may disclose certain Company confidential information to Outerbridge in accordance with the terms of an appropriate confidentiality agreement to be promptly entered into by the Company and Outerbridge.

15.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement together with that certain letter agreement entered into by the Parties as of even date herewith contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein and therein. The Parties acknowledge and agree that that certain Cooperation Agreement, dated as of July 20, 2020 (as amended from time to time) has terminated in accordance with its terms, and all obligations in favor of Outerbridge with respect to nominations for election to the Board are set forth in Section 1(a) hereof. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Outerbridge. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Outerbridge, the prior written consent of the Company, and with respect to the Company, the prior written consent of Outerbridge. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except the provisions of Sections 10, 13 and 15, which shall survive such termination.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

THE COMPANY:

BARNES & NOBLE EDUCATION, INC.

By:	/s/ John R. Ryan
Name:	John R. Ryan
Title	Chairman

OUTERBRIDGE:

OUTERBRIDGE CAPITAL MANAGEMENT, LLC

By:	/s/ Rory Wallace
Name:	Rory Wallace
Title	Managing Member

OUTERBRIDGE SPECIAL OPPORTUNITIES FUND, LP

By: Outerbridge Special Opportunities GP, LLC, its general partner

By:	/s/ Rory Wallace
Name:	Rory Wallace
Title	Managing Member

OUTERBRIDGE SPECIAL OPPORTUNITIES GP, LLC

By:	/s/ Rory Wallace
Name:	Rory Wallace
Title	Managing Member

/s/ Rory Wallace
Rory Wallace

[Signature Page to Cooperation Agreement]

EXHIBIT A

FORM OF NOMINEE LETTER

[Date]

Attention: Board of Directors

Barnes & Noble Education, Inc. 120 Mountain View Blvd.

Basking Ridge, NJ 07920

Re:    Consent

Ladies and Gentlemen:

This letter is delivered pursuant to Section 1(a) of the Cooperation Agreement, dated as of June [__], 2022 (the “Agreement”), by and among Barnes & Noble Education, Inc. (the “Company”) and Outerbridge (as defined therein). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

I agree that, after the date hereof, I will provide to the Company, as requested by the Company from time to time, such information as the Company is entitled to reasonably receive from other members of the Board and as is required to be disclosed in proxy statements or other reports or filings under applicable law or securities exchange listing requirements.

At all times while serving as a member of the Board, I agree to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s Code of Business Conduct and Ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines, in each case that have been identified to me, and preserve the confidentiality of the Company’s business and information, including discussions or matters considered in meetings of the Board or Board committees. I acknowledge and agree that the foregoing obligations are in addition to the fiduciary and common law duties of any director of a Delaware corporation.

Name:

EXHIBIT B

OUTERBRIDGE CAPITAL MANAGEMENT, LLC

OUTERBRIDGE SPECIAL OPPORTUNITIES FUND, LP

OUTERBRIDGE SPECIAL OPPORTUNITIES GP, LLC

RORY WALLACE

EXHIBIT C

PRESS RELEASE

FOR IMMEDIATE RELEASE

Barnes & Noble Education Renews Cooperation Agreement with Outerbridge

Rory Wallace to be Nominated for Election to the Board at the 2022 Annual Meeting

Company Separates Chairman and CEO Roles

June 27, 2022, Basking Ridge, NJ — Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today announced that it has renewed its cooperation agreement with Outerbridge Capital Management, LLC (“Outerbridge”), which currently owns approximately 9.9% of the Company’s outstanding shares. As part of the agreement, the Company has agreed to nominate Rory Wallace, Chief Investment Officer of Outerbridge, to election to the Company’s Board of Directors at the 2022 Annual Meeting of Stockholders (“Annual Meeting”).

The Company also announced that it will separate the Chairman and CEO roles, effective immediately. Vice Admiral John R. Ryan, the Company’s current lead independent director, has been appointed as Chairman of the Board.

“We look forward to welcoming Rory to our Board as an independent director,” said John Ryan, Chairman of the Board. “The Board has gotten to know Rory well over the last several years and appreciate our collaborative relationship with Outerbridge as we continue to deliver value for BNED shareholders. We look forward to benefitting from his insights as we execute on our strategic plan, including growing course material sales through our inclusive access offerings, expanding our general merchandise business through our partnership with Fanatics and Lids and scaling our digital business as we drive earnings growth and shareholder returns.”

“Over the last several years, we are pleased to have worked collaboratively with the Company to advance its strategic initiatives and continue its growth,” said Mr. Wallace. “With its enhanced product offerings, highly differentiated retail business, strong partnerships and the ability to support digital, virtual and in-person education, BNED is uniquely positioned to support schools, faculty and students as the education industry continues to evolve. BNED is an outstanding company, and I look forward to joining the Board and working closely with my colleagues as we pursue our common goal of enhancing shareholder value.”

Michael P. Huseby, Chief Executive Officer, commented: “On behalf of the Board, we also want to congratulate John on his new role as Chairman of the Board. John has worked tirelessly for the Company as lead independent director, and it is only natural for him to take the role as Chairman of the Board, which also reflects our commitment to best-in-class corporate governance.”

Under the terms of the renewed cooperation agreement, Mr. Wallace will be the sole Outerbridge nominee to stand for election to the Company’s Board at the Annual Meeting and will serve on the Audit and Compensation Committees. The full agreement between BNED and Outerbridge will be filed in a Form 8-K with the U.S. Securities and Exchange Commission.

Paul Hastings LLP is serving as legal counsel to the Company. Olshan Frome Wolosky LLP is serving as legal counsel to Outerbridge.

ABOUT BARNES & NOBLE EDUCATION, INC.

Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, a digital direct-to-student learning ecosystem, unparalleled best-in-class assortment of school apparel through a strategic alliance with Fanatics and Lids, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Media Contact:

Carolyn J. Brown

Senior Vice President

Corporate Communications & Public Affairs

908-991-2967

cbrown@bned.com

Investor Contact:

Andy Milevoj

Vice President

Corporate Finance and Investor Relations

908-991-2776

amilevoj@bned.com

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make, including any statements made in regards to our response to the COVID-19 pandemic. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: risks associated with COVID-19 and the governmental responses to it, including its impacts across our businesses on demand and operations, as well as on the operations of our suppliers and other business partners, and the effectiveness of our actions taken in response to these risks; general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs, as well as the risks associated with the impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part 1 - Item 1A in our Annual Report on Form 10-K for the year ended May 1, 2021. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.